Exhibit 99.1

FOR IMMEDIATE

RELEASE

Burlington Stores, Inc. Announces Secondary Offering of Common Stock

BURLINGTON, New Jersey; March 31, 2015—Burlington Stores, Inc. (NYSE: BURL) (the “Company”) announced today that affiliates of Bain Capital Partners, LLC and certain other stockholders intend to offer 12,490,154 shares of the Company’s common stock in an underwritten public offering. The offering consists entirely of secondary shares to be sold by the selling stockholders. The Company will not sell any shares in the offering and will not receive any proceeds from the offering.

J.P. Morgan is acting as sole book-running manager for the offering.

A shelf registration statement (including prospectus) relating to the shares has been filed with the Securities and Exchange Commission (“SEC”) and has become effective. Before you invest, you should read the prospectus and other documents filed by the Company with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: 631-254-1735.

The offering of these securities will be made only by means of a prospectus supplement and the accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the offering. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,”

“intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the SEC.

Investor Relations Contact:

Robert L. LaPenta, Jr.

855-973-8445

Info@BurlingtonInvestors.com

Allison Malkin/Alison MacQuarrie

ICR, Inc.

203-682-8225

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